Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO	Tony Rossi
Randy Reynoso, President & COO	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES APPOINTS NEW

PRESIDENT OF SOUTHERN CALIFORNIA DIVISION

Sacramento, CA, January 3, 2005 — Placer Sierra Bancshares (Nasdaq: PLSB), a $1.9 billion commercial banking company serving the Central and Southern California markets, today announced the appointment of Marshall V. Laitsch to the newly created position of President of the Company’s Southern California Division. In this role, Mr. Laitsch will oversee the expansion of the Company’s Bank of Orange County operations, which has 9 branches serving Orange and Los Angeles counties. Mr. Laitsch will work in tandem with Robert C. Campbell, Jr., the current President of the Bank of Orange County Division. Mr. Campbell anticipates retiring at the end of 2005.

“The addition of Marshall is the latest example of our strategy to attract talented, experienced bankers to assist in the growth of our company,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares. “Marshall has more than 30 years of banking experience, most of which has been spent in and around Orange County. He is intimately familiar with our current Southern California markets and the markets we are targeting for expansion. Marshall is ideally suited to continue the process of integrating our sales and service culture into Bank of Orange County’s operations, building our commercial and retail presence in Southern California, and overseeing our expansion into the high growth markets of Riverside and San Bernardino counties. Over the next year, he will work closely with Bob Campbell to ensure a smooth transition to a new division president.”

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Placer Sierra Bancshares

January 3, 2005

Mr. Laitsch joins Bank of Orange County from Sunwest Bank, where he served as President and Chief Executive Officer of the $320 million, four-branch community business bank serving Orange County. During his tenure at Sunwest Bank, Mr. Laitsch was responsible for directing the Bank’s entrance into the Inland Empire and upgrading its commercial and real estate lending capabilities, which helped drive a 35% increase in loans during the first half of 2004.

From 1999 through 2002, Mr. Laitsch served as President and Chief Executive Officer of Pacific Century Bank, N.A., a $1.3 billion wholly owned subsidiary of Pacific Century Financial Corporation (now known as Bank of Hawaii Corp.). In this role, Mr. Laitsch led Pacific Century Bank during a period of significant loan and deposit growth, while reducing its efficiency ratio from 62% to 52%. Prior to joining Pacific Century Bank, Mr. Laitsch worked at Union Bank of California for 13 years as a Senior Vice President & Division Manager. During his time at Union Bank of California, Mr. Laitsch was responsible for the Orange County and Inland Empire commercial banking operations, and also held similar positions in Los Angeles, San Fernando, and Ventura counties.

Mr. Laitsch holds a bachelor of arts degree in business administration and an MBA in finance from Western Illinois University.

About Placer Sierra Bancshares

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and 9 branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offers its customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares

January 3, 2005

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

This press release contains statements of a forward-looking nature which represent the beliefs of Placer Sierra Bancshares’ management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to Placer Sierra Bancshares. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Placer Sierra Bancshares undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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